                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 2, 2001
                                                           ------------

                                    0-027352
                            (Commission File Number)

                                 HYBRIDON, INC.
      ---------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


          Delaware                                         04-3072298
 ------------------------------                        -------------------
(State or Other Jurisdiction of                         (I.R.S. Employer
       Incorporation)                                  Identification No.)

                345 Vassar Street, Cambridge, Massachusetts 02139
                -------------------------------------------------
                    (Address of Principal Executive Offices)

                                 (617) 679-5500
             -----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

ITEM 5.  OTHER EVENTS

     On July 2, 2001, the Registrant announced that it has decided to implement an "early exercise" program intended to encourage warrant holders and holders of Series B convertible preferred stock to exercise their warrants to purchase, or convert their Series B preferred stock into, shares of the Registrant's common stock in the near rather than long term. The purposes of the program are to simplify the Registrant's capital structure and reduce any downward pressure on its common shares resulting from the large number of Series B Shares and warrants currently outstanding.

     Beginning on July 5, 2001, the Registrant will from time to time offer holders of its Series B preferred stock the opportunity to convert such stock into shares of the Registrant's common stock at a conversion rate of $0.40 per share in lieu of the current conversion price of fifty cents ($.50). Similarly, the Registrant will, from time to time, offer certain warrant holders the opportunity to exercise their warrants and purchase common stock at a reduced purchase price, either for cash or on a cashless basis.

     The Registrant has retained the investment banking firm of Adams Harkness & Hill to provide advisory services in connection with the early exercise program. Such services include advice regarding the reduced conversion price for the Series B preferred stock and the reduced strike price or exchange ratio for the warrants.

     The Registrant intends to phase out the early exercise program as regards the Series B preferred stock or warrants, or both, at such time as there have been sufficient Series B preferred stock conversions and warrant exercises to result in a simplification of the Registrant's capital structure.

     If all of the Series B Shares are converted under the program, the Registrant would issue a total of 19,011,500 shares of Common Stock, 3,802,300 more shares than were due before the program was adopted. If all of the warrants are exercised for cash, the Registrant would issue a total of 13,681,380 shares of common stock.

     As part of the early exercise program, the Registrant is proposing that participating holders of Series B preferred stock and warrant holders agree to restrict public resale of the common stock which they receive for a period of seven (7) months from the date such holder accepts the Registrant's offer, provided that one-third of such shares may be sold after five (5) months, an additional one-third (1/3) may be sold after six (6) months and all of the shares after 7 months.

     The Registrant is only offering the opportunity to participate in the early exercise program to accredited investors as that term is defined in Regulation D of the Securities Act of 1933 (the "1933 Act") and to persons outside the United States as that term is defined in Regulation S of the 1933 Act. The Registrant is relying upon exemptions from the registration requirements of the 1933 Act afforded by Regulation S and upon Section 4(2) of the 1933 Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                HYBRIDON, INC.

                                By: /s/ Sudhir Agrawal
                                   -----------------------------------------
                                   Name:  Sudhir Agrawal
                                   Title: President and Acting Chief
                                          Executive Officer


                                   Date:  July 13, 2001